Exhibit 15.1

BOARD OF DIRECTORS

Non-executive chairman

Patrice Motsepe (49) Non-executive chairman BA (Legal), LLB

Patrice was appointed director and chairman of the board in 2003. He was a partner in one of the largest law firms in South Africa, Bowman Gilfillan Inc. He was also a visiting attorney in the USA with the law firm McGuire Woods Battle and Boothe. In 1994 he founded Future Mining, which grew rapidly to become a successful contract mining company. He then formed ARMgold in 1997, which listed on the JSE in 2002. ARMgold merged with Harmony in 2003 and this ultimately led to the takeover of Anglovaal Mining (Avmin). In 2002 he was voted Business Leader of the Year by the CEOs of the top 100 companies in South Africa. In the same year, he received the Ernst & Young Best Entrepreneur of the Year award. He is a recipient of numerous business and leadership awards. He is also executive chairman of African Rainbow Minerals Limited (ARM) and deputy chairman of Sanlam. Patrice serves on the international business council of the World Economic Forum. His various business responsibilities included being president of Business Unity South Africa (BUSA), the representative voice of organised business in South Africa, from 2004 to 2008. Patrice is also president of Mamelodi Sundowns Football Club.

Non-executive directors

Frank Abbott (56) Non-executive, non-independent director BCom, CA(SA), MBL

Frank joined the Harmony board as non-executive director in 1994, after which he was appointed financial director in 1997. In 2004 Frank was appointed financial director of ARM, while remaining on the Harmony board as non-executive director. In August 2007, he was seconded to Harmony as interim financial director, a position he held until handing over to Hannes Meyer in November 2009. Frank remained executive director until his retirement in July 2010. Post retirement, Frank continues to serve as non-executive director of Harmony and ARM.

André Wilkens (62) Non-executive, non-independent director Mine Manager’s Certificate of Competency, MDPA, RMIIA

André joined the board in August 2007. He was appointed to the board of ARM in 2004 and to his current position as chief executive officer of ARM in 2005. Prior to that, he headed ARMgold for five years and ARM Platinum for a year before being appointed chief operating officer of Harmony after its merger with ARMgold in 2003. André has over 40 years’ experience in the mining industry, particularly gold and uranium.

Independent non-executive directors

Fikile De Buck (50) Lead independent non-executive director BA (Economics), FCCA (UK)

Fikile joined the board in March 2006. A chartered certified accountant, she is a fellow of the Association of Chartered Certified Accountants (ACCA) (UK) and a member. From 2000 to 2008, Fikile worked in various capacities at the Council for Medical Schemes in South Africa, including as chief financial officer and chief operations officer. Prior to that she was treasurer at the Botswana Development Corporation. Fikile is a non-executive director and chairman of the audit committee of Anooraq Resources Corporation. She resigned as chairman of the audit committee of Rand Uranium (Proprietary) Limited on 17 May 2011. In August 2010, Fikile was appointed lead independent non-executive director and chairman of the nomination committee.

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Joaquim Chissano (71) Independent non-executive director PHd

Joaquim was appointed to the board in April 2005. Formerly president of Mozambique (1986-2004), Joaquim also served as chairman of the African Union for 2003/2004. On leaving the presidency, he established the Joaquim Chissano Foundation for Peace Development and Culture, and has led various international peace initiatives on behalf of the United Nations, African Union and the Southern African Development Community to Guinea-Bissau, the Democratic Republic of the Congo, Uganda and Madagascar. In 2006 he was awarded the annual Chatham House Prize for significant contributions to improving international relations and received the inaugural Mo Ibrahim Prize for Achievement in African Leadership in 2007. He is a non-executive director of ARM Limited and TEAL. Joaquim was appointed to the Bill and Melinda Gates Foundation in December 2009.

Ken Dicks (72) Independent non-executive director Mine Manager’s Certificates (Metalliferous and Fiery Coal Mines), Management Development Diploma and Management Diploma

Ken joined the board in February 2008. He has 40 years’ experience in the mining industry, mainly in the Anglo American group. He has served on the boards of mining companies such as Freegold and Western Deep Levels. He is also a non-executive director of Gold One International.

Dr Simo Lushaba (45) Independent non-executive director BSc (Hons), MBA and DBA

Simo joined the Harmony board in October 2002. An entrepreneur and executive business coach, he previously held senior management positions at Spoornet and Lonmin plc and was chief executive of Rand Water. Simo is a member of the boards of Cashbuild Limited, Talent Africa, GVSC and the Nepad Business Foundation (SA).

Cathie Markus (54) Independent non-executive director BA, LLB

Cathie joined the board in May 2007. She spent 16 years at Impala Platinum Holdings Limited, initially as legal advisor and, from 1998 to 2007, as executive director responsible for legal, investor and community affairs. After graduating from the University of the Witwatersrand, Cathie served articles at Bell Dewar & Hall. On qualifying as an attorney, notary and conveyancer, she joined the legal department of Dorbyl Limited. She is currently a trustee of the Impala Bafokeng Trust and chairs the St Mary’s School Waverley Foundation.

Modise Motloba (45) Independent non-executive director BSc, Diploma in Strategic Management

Modise joined the board in July 2004. Currently chief executive of Quartile Capital (Proprietary) Limited, Modise is also a director of Deutsche Bank Securities SA (Proprietary) Limited, the Land Bank and the Small Enterprise Foundation. Modise’s 18 years’ experience in investment banking, treasury and fund management includes appointments at Rand Merchant Bank, African Harvest Fund Managers and Goldman Sachs. Modise is a former president of the Association of Black Securities and Investment Professionals (ABSIP) where he was instrumental in formulating and negotiating the historic financial services charter in October 2003.

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Cedric Savage (72) Independent non-executive director BSc (Eng), MBA, ISMP (Harvard)

Cedric joined the board in September 2003. He started his career in the United Kingdom in 1960 as a graduate engineer with Fairey Aviation. He returned to South Africa in 1963 and worked in the oil (Mobil), textile (Felt & Textiles) and poultry (Rainbow Chickens Limited) industries. He was president of the South African Chamber of Business from 1993 to 1994. He has also served as chairman of the board of governors of the University of KwaZulu-Natal’s Development Foundation and as a member of council of that university. He joined the Tongaat-Hulett Group Limited in 1977 as managing director of Tongaat Foods and progressed to executive chairman of the building materials division; he became chief executive officer of the group in 1991. In May 2000, he assumed the dual roles of chief executive officer and executive chairman until his retirement in May 2009. He served on the Nedbank board from 2002 until May 2008 when he retired as non-executive director, and on the board of Datatec Limited from 2001 and Datatec International from 2004, retiring from both boards in August 2009. He served on the board of Denel (Proprietary) Limited from 2007 to August 2010. He currently serves on the General Motors South Africa Foundation and Boco Trust committees.

Mavuso Msimang (69) Independent non-executive director MBA (Project Management) United States International University, San Diego California, BSc, University of Zambia

Mavuso has 26 years’ experience in management at executive level. He was involved in the successful transformation and restructuring of various state-owned entities over a period of 16 years until 2010. Mavuso is the immediate past director-general of the South African Department of Home Affairs and previously served successively as CEO of the State Information Technology Agency, South African National Parks and SA Tourism. He was country representative of international development organisations World University Service/Canada and CARE-International in Ethiopia and Kenya, respectively. He also held senior management positions with UNICEF and the World Food Programme.

David Noko (54) Independent non-executive director Higher National Diploma in Engineering (Mech), MBA, Postgraduate Diploma in Company Direction (Senior Executive Programme)

David is currently managing director of CelaCorp (Proprietary) Limited, an executives’ leadership advisory consultancy. He has vast experience in executive management, serving as chief executive officer of Air Chefs and later joining De Beers where he was promoted to general manager, engineering and subsequently to general manager at Kimberley Mines. He took over as managing director of De Beers Consolidated Mines from Jonathan Oppenheimer in 2006. He was previously vice-president of the Chamber of Mines, South Africa and is a member of the Institute of Directors.

John Wetton (62) Independent non-executive director CA(SA), FCA (England and Wales)

John was employed with Ernst & Young from 1967 to June 2010. Corporate audit was his main focus, but for the last ten years he played a business development role across Africa. John led Ernst & Young’s mining group for a number of years and continued to act as senior partner on some of the firm’s major mining and construction clients. John has been a member of Ernst & Young’s executive management committee and was, until retirement, a member of its Africa governance board.

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Executive directors

Graham Briggs (58) Chief executive officer Bsc (Hons) (Geology)

Graham was appointed chief executive officer in January 2008, after his appointment to the board in 2007. Having joined Harmony as new business manager in 1995, Graham’s previous positions include that of chief executive of Harmony Australia. A geologist by training, Graham has more than 36 years’ experience in the field and in an operational capacity at a number of South African gold mines.

Graham serves as a director on Harmony’s subsidiary companies and is a member of the board of the VM Group in the United Kingdom. He also serves as a director of Rand Uranium (Proprietary) Limited.

Hannes Meyer (41) Financial director BCom (Hons),CA(SA)

Hannes joined Harmony in August 2009. During his 15-year career in the mining industry, he gained extensive mining and financial experience, including knowledge of mines in Africa, corporate finance and business development. Before joining Harmony, Hannes served as chief financial officer of TEAL and, from May 2008, as acting chief executive officer of TEAL. He also serves as director on various Harmony subsidiaries and the board of Rand Uranium (Proprietary) Limited.

Harry Ephraim ‘Mashego’ Mashego (47) Executive director BA Ed, BA (Hons), GEDP, JMDP

Mashego joined Harmony in July 2005 as group human resources development manager. Mashego, who has more than 20 years’ experience in human resources, began his career as human resources manager at Eskom. He then progressed in the field at JCI, Atlantis Diesel Engines and Foskor Limited. He was promoted to general manager at Harmony’s Evander operations in November 2005 and appointed executive: human resources in August 2007. Mashego was appointed executive director: organisational development and transformation in February 2010. He accepted his new role as executive director: government relations in August 2011.

EXECUTIVE MANAGEMENT

Bob Atkinson (59) Executive: Africa new business NHD (Metalliferous Mining)

Bob joined Harmony as a section manager in 1986 and served as operations director on the executive committee between 2001 and 2003. He was appointed chief operating officer at Harmony Gold Australia and then executive: sustainable development (safety and occupational health) at Harmony in South Africa in 2004. He subsequently held the position of executive: new business and projects before assuming his current position. He has more than 40 years’ experience in the mining industry.

Jaco Boshoff (42) Executive: reserves and resources; acting chief operating officer: North region BSc (Hons), MSc (Geology), MBA, PrSciNat

Jaco joined Harmony in 1996. He has served as the executive: reserves and resources and competent person since 2004. In 2010, projects and new business were added to his portfolio. From 1998 to 2004 he was an ore reserve manager at various Harmony operations and before that a geologist at Harmony and at Gengold. Jaco is registered as a professional geological scientist with the South African Council for Natural Scientific Professions and has worked in the mining industry for more than 15 years. In addition to other responsibilities, he is acting as chief operating officer for Harmony’s North region.

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Anton Buthelezi (47) Executive: human resources National Diploma (Human Resources

Management), BTech (Labour Relations Management), Advanced Diploma in Labour Law

Anton rejoined Harmony in 2005 as human resources manager at Evander. He has over 22 years’ experience in human resources management in the mining industry. Previous positions include senior HR officer at Anglogold Ashanti, and mid and senior managerial positions in the same field at ARMgold, Samancor Chrome and Harmony. He has a proven track record in the full spectrum of HR functions as a generalist. Anton joined the executive committee in October 2011.

Matthews Pheello Dikane (45) Executive: legal, governance and ethics LLB, LLM (Labour

Law), Postgraduate Diploma in Management Practice, Postgraduate Diploma in Corporate Law

Pheello joined Harmony in 2009. He has over 20 years’ experience in the mining industry, working his way up from learner official to production mine overseer at AngloGold Ashanti Limited. During this time, he studied for his law degree and served articles at Perrott Van Niekerk Woodhouse Incorporated. He also completed his master’s degree in labour law and postgraduate studies in management practice and corporate law. He returned to AngloGold Ashanti’s corporate office as a legal counsel, later joining Brink Cohen Le Roux as a senior associate where he became a director.

Melanie Naidoo-Vermaak (37) Executive: environment MSc

Melanie joined Harmony in 2009. She is an experienced environmental specialist who has worked for both the private sector in the mining industry, and the public sector in the Departments of Water Affairs and Forestry, and Minerals and Energy. She has spent more than 12 years in this discipline and has international environmental management exposure gained in Australia, Papua New Guinea, Fiji and Africa. She has held various positions at some of the world’s leading mining companies, including BHP Billiton, Anglo American plc and De Beers Consolidated Mines Limited.

Alwyn Pretorius (40) Executive: safety and health BSc (Mining Engineering), BSc (Industrial Engineering)

Alwyn joined Harmony on its merger with ARMgold in 2003. He began his career at Vaal Reefs as a mining graduate in training in 1993 and was appointed shift boss in 1995, gaining experience in remnant mining. Alwyn obtained his BSc in industrial engineering in 1998 and joined ARMgold in 1999 at its Orkney operations, progressing to mine manager in 2003. Alwyn was appointed executive, South African operations at Harmony in March 2007, and then as chief operating officer: North region. He was appointed executive: safety and health in August 2011.

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Tom Smith (55) Chief operating officer: South region NHD (Mine Surveying and Metalliferous Mining)

Tom joined Harmony in 2002. He began his career in 1975 as a sampler at Vaal Reefs mine, becoming chief surveyor in 1988. He changed his career to mining in 1991, working as a section manager on the Great Noligwa, Elandsrand and Mponeng mines. He was also involved in projects at Tau Lekoa and Moab Khotsong, acquiring experience in conventional, trackless, pillar and deep-level mining. He was promoted to production manager at AngloGold’s Mponeng mine in 1998. Tom was appointed general manager of Tshepong in 2000. Following the merger with ARMgold, he was involved in restructuring of the Free State operations. He joined the executive team in September 2007 and is currently chief operating officer: South region.

Marian van der Walt (38) Executive: corporate and investor relations BCom (Law), LLB, Higher

Diploma in Tax, Diploma in Corporate Governance, Diploma in Insolvency Law, certificates in business leadership

Marian was appointed company secretary in 2003 and joined Harmony’s executive committee in 2005 as executive: legal and compliance. This included taking responsibility for company secretarial, risk management, internal audit and Sarbanes-Oxley compliance. In 2008, she resigned as company secretary, enabling her to accept her current position as executive: corporate and investor relations. Marian began her career as attorney and conveyancer in 1998 and held positions at Routledge Modise Attorneys, Deloitte and Touche and the Standard Bank of South Africa Limited prior to joining Harmony.

Johannes van Heerden (39) Chief executive officer: South-east Asia BCompt (Hons), CA(SA)

Johannes was appointed as chief executive officer of Harmony’s south-east Asia operations in January 2008. He is responsible for Harmony’s Papua New Guinean assets. In this role he also serves on the Morobe Mining Joint Ventures (MMJV) committee which is responsible for providing oversight and direction to the MMJV assets consisting of the Hidden Valley mine, Wafi-Golpu project and Morobe exploration, held in 50/50 partnership with Newcrest Mining Limited. He joined Harmony in July 1998 as financial manager of the Free State operations with operational and group reporting responsibility for the region. He was appointed group financial manager in 2001, before being relocated to Harmony South-east Asia as chief financial officer in 2003, responsible for Harmony’s Australian and Papua New Guinean portfolio. In this capacity, he served as non-executive director of Abelle Limited, the ASX-listed Australian company that held the PNG assets before Harmony’s subsequent takeover. He was appointed to the Harmony executive committee in 2005.

Abre van Vuuren (51) Executive: risk management and health services BCom, MDP, DPLR

Abre was appointed human resources manager at Grootvlei Gold Mining Company, when Harmony acquired the operation in 1997. He joined Harmony’s executive committee in 2000, responsible for industrial relations. Since then he has held various positions in services and human resources until accepting his current position as executive: risk management and service improvement. Abre started his career in the mining industry in 1982, holding positions in finance and mainly human resources, on various gold mines and collieries in the Rand Mines.